Exhibit 10.22

NON-DISCLOSURE, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

This Non-Disclosure, Non-Competition, and Non-Solicitation Agreement (“Agreement”) is entered into effective as of April 1, 2004 (the “Effective Date”), by and between Level 3 Communications, LLC, a Delaware limited liability company (“Level 3” or the “Buyer”), on the one hand, and ICG Communications, Inc. (the “Parent”), a Delaware corporation, and ICG Telecom Group, Inc. (the “Company”), a Delaware corporation, and for and on behalf of any of their direct or indirect parents, subsidiaries, successors, or Affiliates (collectively referred to as “ICG” or the “Sellers”), on the other hand.

RECITALS

A.                                   The Sellers are engaged in conducting a dial-up ISP business whereby the Sellers provide Internet access and other Internet-related services to Internet service providers and their customers.

B.                                     The Buyer and Sellers are parties to an Asset Purchase Agreement (the “Purchase Agreement”) dated as of April 1, 2004, pursuant to which Level 3 is purchasing from Sellers certain of Sellers’ assets (the “Acquired Assets”) used or held for use by Sellers in conducting the Sellers’ dial-up ISP business whereby the Company provides dial-up Internet access to Internet service providers and their customers, excluding the Company’s direct Internet access and primary rate interface businesses (the “Business”), as more fully described therein.  Contemporaneous with this Agreement, Buyer and Sellers are closing and consummating the principal transactions contemplated by the Purchase Agreement.

C.                                     Sellers acknowledge that the Buyer would not enter into or close the Purchase Agreement without Sellers’ agreement to the terms and conditions of this Agreement, and the execution of this Agreement by Sellers is a condition precedent to the Buyer’s obligation to close under the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the Buyer’s execution and delivery of the Purchase Agreement, the closing thereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION

1.1                                 Non-Disclosure.  Sellers shall not disclose or appropriate for their own use, or for the use of any third party, at any time, any trade secrets or confidential or proprietary information included in or related to the Acquired Assets or the Business as previously operated by Sellers, whether or not developed by Sellers including, without limitation, information pertaining to the customers, vendors, prices, profits, contract terms or operating procedures of Sellers relating to the Business or the Acquired Assets; provided, however, that Sellers may use any such trade secrets and confidential or proprietary information (a) if and to the extent used in their businesses other than the Business and (b) in connection with providing services pursuant to the Transition Services Agreement.

1.2                                 Non-Competition.  For a period of three (3) years from and after the Effective Date (the “Restrictive Period”), Sellers shall not engage, directly or indirectly, through any other entity or with any person (whether as an owner, shareholder, partner, member, director, officer, employee, agent, investor, or otherwise), in any business activity which is in competition with the Business conducted by Buyer during the Restrictive Period.  The foregoing restrictions shall, however, apply only for a one-year period from and after the Effective Date with respect to any successor of any Seller who is not engaged in the same type of business as the Business as of the Effective Date and shall not apply at all with respect to any successor, other than Sellers and any of their Affiliates as of the Effective Date, that is engaged in the same type of business as the Business.  Because Sellers’ Business is nationwide, Sellers agree that they will not so compete anywhere in the United States (the “Territory”).  Notwithstanding the foregoing, Sellers may, during the 60-day period following the Effective Date, provide services in the Business to those customers delineated on Schedule 1.02(c) of the Purchase Agreement, subject to and in accordance with Section 5.08 of the Purchase Agreement; provided such services shall be provided solely pursuant to the customer contracts listed on such Schedule 1.02(c) and the amount of such service shall not be materially greater than that provided to such customers by Sellers during the 60-day period prior to the Effective Date.

1.3                                 Non-Solicitation.  During the Restrictive Period, without the prior written consent of the Buyer (which Buyer may withhold in the exercise of its sole, absolute, and arbitrary discretion), Sellers (including, without limitation, any successors) shall not induce or solicit, directly or indirectly, through any other entity or with any other person, (whether as an owner, shareholder, partner, member, director, officer, employee, agent, investor, or otherwise) any employee of the Buyer or its Affiliates who is involved in the managed modem business conducted by Buyer or any of its Affiliates, including, without limitation, the Business, to terminate the employee’s employment with the Buyer or any such Affiliate.

1.4                                 Remedies.  Any breach of any of the covenants set forth in this Article 1 would result in irreparable damage to the Buyer.  Consequently, and without limiting other remedies which may exist for a breach of this Agreement, the Buyer will have the right to enforce such covenants by obtaining a temporary restraining order, preliminary injunction, and permanent injunction restraining any violation hereof, pending or following a trial on the merits, without posting any bond and in addition to all other remedies available to the Buyer at law or in equity.

1.5                                 Reasonableness of Covenants.  Sellers acknowledge and agree that the covenants contained in this Agreement are reasonable in all respects, including without limitation their duration and geographic scope.  Sellers expressly waive any defenses as to the reasonableness of such covenants in any action between the parties to enforce this Agreement.

1.6                                 Certain Definitions.  As used in this Agreement:

(a)                                  “Affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person; provided that a Person will not be deemed to Control another Person if the only indicia of such Control is voting control of more than 10% but less than 20% of outstanding, publicly traded equity securities of such other Person.

(b)                                 “Control” (including the terms “Controlled by” and “under common Control with”) means, as used with respect to any Person, possession, directly or indirectly or as a trustee or executor, of power to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities, as trustee or executor, by agreement or otherwise).

(c)                                  “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity.

(d)                                 Other terms used but not defined herein have the respective meanings given to such terms in the Purchase Agreement.

ARTICLE 2
MISCELLANEOUS

2.1                                 Validity.  Sellers acknowledge that the Non-Disclosure, Non-Competition and Non-Solicitation covenants set forth in Article 1 are necessary to protect the Buyer from competing efforts and to insure that the Buyer receives the benefits for which it has paid by closing under the Purchase Agreement.  If either the Non-Disclosure, Non-Competition or Non-Solicitation provisions contained in this Agreement are held by a court of competent jurisdiction to be unenforceable under applicable law with respect to duration or scope of the agreements, then the Non-Disclosure Agreement, Non-Competition Agreement or Non-Solicitation Agreement, as applicable, will be deemed unenforceable in such part or parts of the Territory for such lesser period of time and for such limited scope as is permissible under applicable law.

2.2                                 Waiver.  The Buyer’s failure to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent the Buyer thereafter from enforcing each and every provision of this Agreement.

2.3                                 Applicable Law, Jurisdiction, and Venue.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Colorado applicable to agreements made and to be performed wholly within such jurisdiction.  The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Colorado and of the United States of America, in each case located in the County of Denver, for any litigation arising out of or relating to this Agreement, and further agree that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any litigation brought against it in any such court.  The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any litigation arising out of this Agreement in the courts of the State of Colorado or the United States of America, in each case, located in the County of Denver, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

2.4                                 Attorney Fees.  If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees, costs, expert witness fees and all other disbursements in addition to any other relief to which it or he may be entitled.

2.5                                 Modification.  This Agreement may not be amended or modified by the parties except by a written agreement executed by both parties.

2.6                                 Headings or Captions.  Headings or captions contained in this Agreement have been inserted herein only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

2.7                                 Construction.  Unless the context of this Agreement clearly requires otherwise:  (i) references to the plural include the singular and vice versa; (ii) references to one gender include all genders; (iii) “including” is not limiting; (iv) “or” has the inclusive meaning represented by the phrase “and/or”; (v) the words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (vi) section and clause references are to this Agreement unless otherwise specified; (vii) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; and (vii) general or specific references to any Law mean such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, unless the effect thereof is to reduce, limit or otherwise prejudicially affect any obligation or any right, power or remedy hereunder, in which case such amendment, modification, codification or reenactment will not, to the maximum extent permitted by Law, form part of this Agreement and is to be disregarded for purposes of the construction and interpretation hereof.

2.8                                 Counterparts.  This Agreement may be executed by the parties on any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.

2.9                                 Entire Agreement.  This Agreement and the Purchase Agreement and the documents referred to therein constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, letters of intent, understandings, negotiations and discussions of the parties, whether oral or written.

2.10                           Failure or Delay.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or privilege hereunder operates as a waiver thereof; nor does any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.  No notice to or demand on any party in any case entitles such party to any other or further notice or demand in similar or other circumstances.

2.11                           Notice.  Any notice required or permitted to be given hereunder shall be sufficient if in writing and if hand delivered, sent by overnight courier, or sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Buyer:	Level 3 Communications, LLC
1025 Eldorado Blvd.
Broomfield, Colorado 80021
Attention: General Counsel

With a copy to:	Otten, Johnson, Robinson, Neff & Ragonetti, P.C.
1600 U.S. Bank Tower
950 Seventeenth Street
Denver, Colorado 80202
Attention: Steven E. Segal, Esq.

If to Sellers:	ICG Communications, Inc.
161 Inverness Drive West
Englewood, Colorado 80112
Attention: General Counsel

[Signatures on following page]

IN WITNESS WHEREOF, Sellers and the Buyer have executed this Agreement effective as of the date first written above.

ICG COMMUNICATIONS, INC.

By:
Name:
Title:

ICG TELECOM GROUP, INC.

By:
Name:
Title:

LEVEL 3 COMMUNICATIONS, LLC

By:
Name: Robert M. Yates
Title: Senior Vice President and
Assistant General Counsel

Signature Page to
Non-Competition Agreement